Lineage Cell Therapeutics Announces CLOSING OF SECOND TRANCHE OF PREVIOUSLY ANNOUNCED Registered Direct Offering

Lineage Has Now Received $30 Million in Gross Proceeds and May Receive an Additional $36 Million in Gross Proceeds Upon the Full Exercise of OpRegen® Clinical Milestone-linked Warrants

CARLSBAD, CA – January 27, 2025 - Lineage Cell Therapeutics, Inc. (NYSE American and TASE: LCTX), a clinical-stage biotechnology company developing allogeneic cell therapies for unmet medical needs, today announced the closing of the second tranche of its previously announced registered direct offering of an aggregate of up to $66 million. The Company had previously received $24 million in gross proceeds at the closing of the first tranche in November 2024. Today, the Company received an additional $6 million in gross proceeds at the closing of the second tranche. In addition, the Company may receive up to an additional $36 million of gross proceeds upon the exercise in full on a cash basis of the clinical milestone-linked warrants issued in the offering.

Lineage obtained shareholder approval of the issuance of the securities at the closing of the second tranche, in satisfaction of applicable NYSE American rules. Lineage shareholders approved the issuance of 7,894,737 common shares and accompanying warrant to purchase an aggregate of up to 7,894,737 common shares, at a combined purchase price of $0.76 per common share and accompanying warrant, to Broadwood Partners, L.P., an affiliate of Neal Bradsher, a member of Lineage’s board of directors. Such warrant is exercisable for one common share at an exercise price of $0.91 per common share commencing on May 21, 2025 and will expire on the earlier of (a) May 21, 2028 and (b) the 90th day following the date of the public disclosure of the intent to advance OpRegen (also known as RG6501) into a multi-center phase 2 or 3 clinical trial which includes a control or comparator arm, or if the date of such public disclosure occurs prior to May 21, 2025, then the 90th day following May 21, 2025.

The securities described above were offered and sold by Lineage in a registered direct offering pursuant to a “shelf” registration statement on Form S-3 (File No. 333-277758) filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2024, and which was declared effective by the SEC on May 14, 2024. The offering of the securities in the registered direct offering was made only by means of a base prospectus and a prospectus supplement that forms a part of the effective registration statement. A final prospectus supplement and the accompanying base prospectus relating to the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying base prospectus may also be obtained from H.C. Wainwright & Co., LLC, who served as the exclusive placement agent for the offering, at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Lineage Cell Therapeutics, Inc.

Lineage Cell Therapeutics is a clinical-stage biotechnology company developing novel, “off-the-shelf,” cell therapies to address unmet medical needs. Lineage’s programs are based on its proprietary cell-based technology platform and associated development and manufacturing capabilities. From this platform, Lineage designs, develops, manufactures, and tests specialized human cells with anatomical and physiological functions similar or identical to cells found naturally in the human body. These cells are created by applying directed differentiation protocols to established, well-characterized, and self-renewing pluripotent cell lines. These protocols generate cells with characteristics associated with specific and desired developmental lineages. Cells derived from such lineages are transplanted into patients in an effort to replace or support cells that are absent or dysfunctional due to degenerative disease, aging, or traumatic injury, and to restore or augment the patient’s functional activity. Lineage’s neuroscience focused pipeline currently includes: (i) OpRegen, a retinal pigment epithelial cell therapy in Phase 2a development under a worldwide collaboration with Roche and Genentech, a member of the Roche Group, for the treatment of geographic atrophy secondary to age-related macular degeneration; (ii) OPC1, an oligodendrocyte progenitor cell therapy in Phase 1/2a development for the treatment of spinal cord injuries; (iii) ReSonance™ (ANP1), an auditory neuronal progenitor cell therapy for the potential treatment of auditory neuropathy; (iv) PNC1, a photoreceptor neural cell therapy for the potential treatment of vision loss due to photoreceptor dysfunction or damage; and (v) RND1, a novel hypoimmune induced pluripotent stem cell line being developed in collaboration with Factor Bioscience Limited. For more information, please visit www.lineagecell.com or follow the company on X/Twitter @LineageCell.

Forward-Looking Statements

Lineage cautions you that all statements, other than statements of historical fact, in this press release, are forward-looking statements. Forward-looking statements, in some cases, can be identified by terms such as “believe,” “aim,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “can,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “contemplate,” “project,” “target,” “tend to,” or the negative version of these words and similar expressions. Lineage’s forward-looking statements are based upon its current expectations and beliefs and involve assumptions that may never materialize or may prove to be incorrect. Such statements include, but are not limited to, statements relating to the total potential amount of proceeds from the offering, the exercise of the warrants in cash prior to their expiration, and the exercise of the warrants upon the achievements of the clinical milestone event or otherwise prior to their expiration. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the risks that the warrants may not be exercised or, if exercised, the exercise price may not be paid in cash, and those risks and uncertainties inherent in Lineage’s business and other risks discussed in Lineage’s filings with the SEC. Further information regarding these and other risks is included under the heading “Risk Factors” in Lineage’s periodic reports with the SEC, including Lineage’s most recent Annual Report on Form 10-K filed with the SEC and its other subsequent reports, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Lineage undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law. All forward-looking statements are expressly qualified in their entirety by these cautionary statements.

Lineage Cell Therapeutics, Inc. IR

Ioana C. Hone

(ir@lineagecell.com)

(442) 287-8963

Russo Partners – Media Relations

Nic Johnson or David Schull

(Nic.johnson@russopartnersllc.com)

(David.schull@russopartnersllc.com)

(212) 845-4242

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